Exhibit 5.1

March 26, 2002

Steiner Leisure Limited

Suite 104A

Saffrey Square

Nassau, Bahamas

Re: Form S-3 Registration Statement

Dear Sirs:

We have acted as Bahamian counsel to Steiner Leisure Limited, a company incorporated under the laws of the Commonwealth of The Bahamas (the "Company"), in connection with a Registration Statement on Form S-3 (No. 33-76436) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), for the registration of 499,126 common shares of $.01 par value, of the Company (the "Selling Shareholder Shares").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including the current Memorandum and Articles of Association of the Company.

Based upon the foregoing, we are of the opinion that:

  The Company is a validly existing company under the laws of the Commonwealth of The Bahamas; and
  The Selling Shareholders Shares have been validly issued to the Selling Shareholders as fully paid and non-assessable share.

The opinion is limited to the laws of the Commonwealth of The Bahamas as the date of this opinion, and no opinion is expressed with respect to the laws of any other jurisdiction other than that of the Commonwealth of The Bahamas.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the Prospectus under the captions "Risk Factors -- We are not a United States Company and, as a Result, there are Special Risks" and "Legal Matters".

Yours faithfully,

/s/ Harry B. Sands, Lobosky & Company

Harry B. Sands, Lobosky & Company